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                                                                      Exhibit 15

November 6, 2007

Tenneco Inc.
500 North Field Drive
Lake Forest, IL  60045

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Tenneco Inc. and consolidated subsidiaries for the periods ended September 30, 2007 and 2006, as indicated in our report dated November 6, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, is incorporated by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281, 333-41537, 333-48777,
333-76261, 333-33442, 333-33934, 333-58056, 333-101973, 333-113705, 333-142475,
and 333-142473 on Form S-8, and Registration Statement No. 333-24291 on
Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP
Chicago, Illinois